Exhibit 99.3

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN  55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
August 25, 2011	Susan Knight, Chief Financial Officer
(952) 937-4000

MTS Announces 25% Increase In Quarterly Dividend To $0.25 Per Share

Eden Prairie, Minn, August 25, 2011 – MTS Systems Corporation (NASDAQ: MTSC) today announced that its Board of Directors has declared a quarterly dividend of $0.25 per share, a 25% increase from $0.20 per share. The dividend is payable on October 3, 2011 to shareholders of record as of the close of business on September 15, 2011.  This is MTS Systems Corporation's 119th consecutive quarterly dividend.

David J. Anderson, chair of the Board, said, “This dividend increase underscores our confidence in the company’s long-term outlook and the strength of our cash flow and capital position.”

About MTS Systems Corporation
MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

MTS News Release

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; disruption and costs arising from management transition; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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